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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)


                       Network-1 Security Solutions, Inc.
                       ----------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                   ------------------------------------------
                         (Title of Class of Securities)



                                   64121N 10 9
                              --------------------
                                 (CUSIP Number)


                                December 31, 2000
                   -------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |_| Rule 13d-1(c)
      |X| Rule 13d-1(d)


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                                  Page 1 of 5
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                                  SCHEDULE 13G

CUSIP No.  64121N 10 9                                         Page 2 of 5 Pages
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1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Robert Russo
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2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)   |_|
                                                                      (b)   |_|
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3)       SEC USE ONLY

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4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
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                               5)   SOLE VOTING POWER

         NUMBER                     264,174
         OF                    -------------------------------------------------
         SHARES                6)   SHARED VOTING POWER
         BENEFICIALLY
         OWNED BY                   Not applicable
         EACH                  -------------------------------------------------
         REPORTING             7)   SOLE DISPOSITIVE POWER
         PERSON
         WITH:                        264,174
                               -------------------------------------------------
                               8)   SHARED DISPOSITIVE POWER

                                    Not applicable
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         264,174
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10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         |_|
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11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.1%
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12)      TYPE OF REPORTING PERSON

         IN
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                                  Page 2 of 5
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                                  Schedule 13G
                                  ------------
ITEM 1(A).   NAME OF ISSUER:

             Network-1 Security Solutions, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             Reservoir Place, 1601 Trapelo Road, Waltham, Massachusetts  02451

ITEM 2(A).   NAME OF PERSON FILING:

             Robert Russo

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             c/o Exodus Communications, Inc.
             2831 Mission College Blvd.
             Santa Clara, CA 95054

ITEM 2(C).   CITIZENSHIP:

             USA

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $.01 per share

ITEM 2(E).   CUSIP NUMBER:

             64121N 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

             (b)  |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c)  |_| Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

             (d)  |_| Investment company registered under Section 8 of the
                      Investment Company Act.

             (e)  |_| Investment adviser in accordance with Rule 13d-1(b)(1)
                      (ii)(E).

             (f)  |_| Employee benefit plan or endowment fund in accordance with
                      Rule 13d-1(b)(1)(ii)(F).

             (g)  |_| Parent holding company or control person in accordance
                      with Rule 13d-1(b)(ii)(G).

             (h)  |_| Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.

                                  Page 3 of 5
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             (i)  |_| Church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act.

             (j)  |_| Group, in accordance with Rule 13d-1(b)(ii)(J).

ITEM 4.      OWNERSHIP.

             (a)  Amount beneficially owned: 264,174

             (b)  Percent of class: 4.1%

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 264,174

                  (ii)  Shared power to vote or to direct the vote: -0-

                  (iii) Sole power to dispose or to direct the disposition of:
                        264,174

                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             [ X ]

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable

ITEM 10.     CERTIFICATION.

             Not applicable




                                  Page 4 of 5
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                                    SIGNATURE
                                    ---------


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2001


                                             /s/Robert Russo
                                             ---------------------------------
                                             Robert Russo


























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